Exhibit 10.3(3)

Execution Copy

AMENDMENT NUMBER THREE

TO THE

UPS SAVINGS PLAN

AMENDMENT AND RESTATEMENT

EFFECTIVE AS OF DECEMBER 31, 2008

WHEREAS, United Parcel Service of America, Inc. (the “Company”) and its affiliated corporations maintain the UPS Savings Plan (the “Plan”) amended and restated effective as of December 31, 2008;

WHEREAS, the Board of Directors of the Company (“Board”) reserved the right in Section 14.1 of the Plan to amend, modify or change the Plan from time to time;

WHEREAS, the Board desires to amend the Plan to (a) broaden the availability of installment distributions, (b) reinstate the SavingsPLUS Contribution, (c) provide for the automatic enrollment in and escalation of Participant Pre-Tax Contributions for certain Participants hired before 2008, (d) change ADP/ACP nondiscrimination testing from a prior year to a current year basis (e) make certain other clarifying changes and (f) incorporate other amendments required by law.

NOW THEREFORE, pursuant to the authority vested in the Board of Directors of United Parcel Service of America, Inc. by Section 14.1 of the UPS Savings Plan (“Plan”), the Plan is hereby amended as follows:

1. Section 1.26, Entry Date, is hereby amended, effective December 31, 2008, to read as follows:

1.26 Entry Date - means the date an Eligible Employee completes his first Hour of Service with an Employer Company.

2. Section 3.1(b), Deemed Election, is hereby amended, effective January 1, 2011, to read as follows:

(b)	Deemed Enrollment and Automatic Annual Increases.

(1) Deemed Enrollment Election.

(i) Participants Eligible to Participate or Resume Participation on and after January 1, 2008. Subject to the rules and limitations in this Section 3.1 and in Article V, each Participant who is a Post-2007 Eligible Employee shall be deemed to have made an election to have his or her Employer Company make Pre-Tax Contributions on his or her behalf in an amount equal to 3% of Eligible Compensation per payroll period. Notwithstanding the forgoing, a Post-2007 Eligible Employee shall not be deemed to have made a 3% Pre-Tax Contribution election if he or she makes an Affirmative Election on or after January 1, 2008 and before the Automatic Enrollment Deadline.

(ii) Targeted Participants on or after January 1, 2011. Effective January 1, 2011, subject to the rules and limitations in this Section 3.1 and in Article V, each Targeted Participant who on January 1, 2011 did not have an election in effect to have his or her Employer Company make Pre-Tax Contributions shall be deemed to have made an election to have his or her Employer Company make Pre-Tax Contributions on his or her behalf in an amount equal to 1% of Eligible Compensation per payroll period. Notwithstanding any contrary provision in this Section 3.1(b)(1)(ii), a Targeted Participant shall not be deemed enrolled if such Targeted Participant makes an Affirmative Election on or after January 1, 2011 and before the Automatic Enrollment Deadline.

(iii) Effective Date. The deemed Pre-Tax Contribution payroll deduction election will be effective as soon as administratively practicable following the applicable Automatic Enrollment Deadline and will continue while he or she remains an Eligible Employee unless and until he or she (i) makes an Affirmative Election, (ii) has the maximum amount of Pre-Tax Contributions for such Plan Year (taking into account the maximum Catch-Up Contributions for such Participant, if applicable) deducted, (iii) becomes ineligible to participate in the Plan (iv) has a deemed annual increase in Pre-Tax Contributions pursuant to Section 3.1(b)(2), or (v) takes a Hardship Withdrawal under Section 9.8(c).

(2) Deemed Annual Increase Election.

(i) A Participant or Targeted Participant who is deemed to have made a Pre-Tax Contribution deferral election pursuant to Section 3.1(b)(1), has not made an Affirmative Election and remains an Eligible Employee, shall also be deemed to have elected to increase his or her Pre-Tax Contributions in 1% increments in each Plan Year following the Plan Year of automatic enrollment up to a maximum deferral rate of 6% (5% for Targeted Participants) of Eligible Compensation. The automatic annual increase will be effective in each Plan Year following the Plan Year of automatic enrollment on the first Friday in March for Eligible Employees who are considered for a merit increase in March and on the first Friday in June for all other Eligible Employees.

(ii) Each Targeted Participant who on January 1, 2011 had an election in effect to have his or her Employer Company make Pre-Tax Contributions of at least 1% but less than 5% of his or her Eligible Compensation shall be deemed to have elected to increase his or her Pre-Tax Contributions in 1% increments in 2011 and each following Plan Year up to a maximum deferral rate of 5%. The automatic annual increase will be effective on the Automatic Enrollment Deadline and annually thereafter on the first Friday in March for Targeted Participants who are considered for a merit increase in March and on the first Friday in June for all other Targeted Participants.

(iii) The automatic annual increase will continue while he or she is an Eligible Employee until he or she (i) makes an Affirmative Election, (ii) becomes ineligible to participate in the Plan or (iii) takes a Hardship Withdrawal under Section 9.8(c).

(3) Notice of Deemed Elections. Within a reasonable period following a Post-2007 Eligible Employee’s Employment Commencement Date, Reemployment Commencement Date, transfer from ineligible to Eligible Employee status or for a Targeted Participant, January 1, 2011 and before the applicable Automatic Enrollment Deadline, the Committee shall provide each Eligible Employee with a notice informing him or her of his or her rights and obligations under this Section 3.1(b) including the following: (1) his or her right to make an Affirmative Election to change the deemed percentage (including 0%), (2) how the Pre-Tax Contributions will be invested in the absence of an Affirmative Election and his or her right to change such election, and (3) the procedures for making any such elections. The Committee shall provide each Post-2007 Eligible Employee and Targeted Participant who has not made an Affirmative Election with a similar notice within a reasonable period prior to each subsequent Plan Year.

(4) Definitions. For purposes of this Section 3.1(b), the following phrases have the following meanings:

(i) Affirmative Election means an election (A) through the regular or pinless enrollment system for the Plan (I) to make, or not make, Pre-Tax Contributions, After-Tax Contributions, Catch-Up Contributions or Roth Contributions or (II) to utilize the automatic escalation of Pre-Tax Contributions or (B) an Affirmative Investment Election as defined in Section 7.2(b).

(ii) Automatic Enrollment Deadline means:

(A) For a Post-2007 Eligible Employee, the Friday immediately following the 90th day following the later of his or her (i) Employment Commencement Date, (ii) Reemployment Commencement Date, or (iii) date of transfer into Eligible Employee status.

(B) For a Targeted Participant, March 4, 2011 for Targeted Participants who are considered for a merit increase in March and the June 3, 2011 for Targeted Participants considered for a merit increase in June.

(iii) Post-2007 Eligible Employee means an Eligible Employee (including Eligible Employees transferred from ineligible to Eligible Employee status) with an Employment Commencement Date, Reemployment Commencement Date, or otherwise becomes eligible to participate or resumes eligibility to participate on or after January 1, 2008.

(iv) Targeted Participant means each Eligible Employee (including Eligible Employees employed in Puerto Rico) who, as of January 1, 2011:

(A) has a Employment Commencement Date or Reemployment Commencement Date prior to January 1, 2008;

(B) has a balance credited to his or her Account greater than zero dollars ($0.00);

(C) has a Pre-Tax Contribution deferral rate of less than 5% of Eligible Compensation;

(D) does not have an effective election to have his or her Employer Company make Roth Contributions; and

(E) does not have an affirmative effective election to have automatic escalation of Pre-Tax Contributions through the Plan’s recordkeeper.

3. Section 3.1(d)(3) is hereby amended, effective January 1, 2011, to read as follows:

(3) Each Puerto Rico Employee who has an Employment Commencement Date, Reemployment Commencement Date, or otherwise becomes eligible to participate or resumes eligibility to participate on or after January 1, 2008 and, effective January 1, 2011, each Puerto Rico Employee who satisfies the requirements described in Section 3.1(b)(4)(iv) shall be treated as a Targeted Participant and shall be subject to the deemed Pre-Tax Contribution election provisions of Section 3.1(b), Deemed Enrollment and Automatic Annual Increases, based on his or her Puerto Rico Eligible Compensation.

4. The first paragraph of Section 3.7(a) is hereby amended, effective July 30, 2007, to insert a sentence at the end of such paragraph to read as follows:

Additionally, the Roth Contribution Account shall be treated as a separate plan for purposes of determining whether a Participant has an Account balance that exceeds one thousand dollars ($1,000).

5. Section 4.1(a) is hereby amended effective as of January 1, 2011 by deleting such subsection in its entirety and replacing it with a new subsection 4.1(a) to read as follows:

(a) Subject to the rules and limitations set forth in this Section 4.1 and in Article 5, effective for payroll periods ending on and after January 1, 2011, an Employer Company shall make the following SavingsPLUS Contribution, if any, for each Accounting Period on behalf of each Participant who was employed as an Eligible Employee by such Employer Company on the last day of the Accounting Period and each Participant whose last employment as an Eligible Employee was with such Employer Company during the Accounting Period.

The SavingsPLUS Contribution made on behalf of each Participant described in this Section 4.1(a) shall be equal to

A minus B where:

(1) A equals

(i) For each Employer Company listed in Appendix 4.1(a)(1)(A), zero;

(ii) For each Employer Company listed in Appendix 4.1(a)(1)(B), 50% of his or her Pre-Tax Contributions that do not exceed 6% of his or her Eligible Compensation for such Plan Year;

(iii) For each Employer Company listed in Appendix 4.1(a)(1)(C),

(A) For each Participant with an Employment Commencement Date prior to January 1, 2008 who is not described in paragraph (iii)(B), 50% of his or her Pre-Tax Contributions that do not exceed 5% of his or her Eligible Compensation for such Plan Year, or

(B) For each Participant with an Employment Commencement Date, Reemployment Commencement Date or who is transferred from ineligible to Eligible Employee status, on or after January 1, 2008, 100% of his or her Pre-Tax Contributions that do not exceed 3  1/2% of his or her Eligible Compensation for such Plan Year;

(iv) For each Employer Company listed in Appendix 4.1(a)(1)(D), the sum of 100% of his or her Pre-Tax Contributions that do not exceed 3% of his or her Eligible Compensation for such Plan Year and 50% of his or her Pre-Tax Contributions in excess of 3% but not in excess of 6% of his or her Eligible Compensation for such Plan Year; or

(v) For each Employer Company listed in Appendix 4.1(a)(1)(E),

(A) For each Participant with an Employment Commencement Date prior to January 1, 2008 and who is not described in paragraph (iii)(B), 50% of his or her Pre-Tax Contributions that do not exceed 2% of his or her Eligible Compensation for such Plan Year, or

(B) For each Participant with an Employment Commencement Date, Reemployment Commencement Date or is transferred from ineligible to Eligible Employee status, on or after January 1, 2008, 100% of his or her Pre-Tax Contributions that do not exceed 1% of his or her Eligible Compensation for such Plan Year;

(2) B equals the SavingsPLUS Contribution and the matching contribution (within the meaning of Code § 401(m)) under a Merged Plan previously made by any Employer Company with respect to him or her during such Plan Year.

Effective August 1, 2002, no SavingsPLUS Contributions will be made with respect to any Catch-Up Contributions (unless such contributions are reclassified as Pre-Tax Contributions).

6. Section 4.1, SavingsPLUS Contributions, is hereby amended, effective January 1, 2011, by adding a new subsection 4.1(f) to read as follows:

(f) Repeal of Suspension of SavingsPLUS Contributions. Effective for payroll periods ending on and after January 1, 2011, the suspension of SavingsPLUS Contributions described in Section 4.1(e) is no longer in effect.

7. Section 5.3(b)(3) is hereby amended, effective January 1, 2007, by inserting a new sentence at the end of such Section to read as follows:

Refunds of excess Pre-Tax Contributions attributable to the calendar year beginning January 1, 2007, shall be adjusted for investment gain or loss for the period between the end of such calendar year and the date the deferrals are distributed in accordance with the regulations under Code § 402(g).

8. Sections 5.4(a) and 5.5(a), ADP Test and ACP Test, respectively, are hereby amended, effective December 31, 2008, by substituting the word “same” for the word “preceding” in both Sections.

9. Section 7.1(a) is hereby amended, effective for Plan Years beginning after December 31, 2006, to insert a new paragraph at the end of such Section to read as follows:

Effective for Plan Years beginning after December 31, 2006, the Committee shall provide for at least three Investment Options in addition to the UPS Stock Fund each of which is diversified and has materially different risk and return characteristics. The Committee shall permit a Participant to divest his or her investment in the UPS Stock Fund and reinvest an equivalent amount in other Investment Options at periodic, reasonable opportunities occurring no less frequently than quarterly. The Committee shall not impose any restrictions or conditions with respect to the investment in the UPS Stock Fund that are not imposed on other Investment Options except as required or as are reasonably designed to ensure compliance with applicable securities laws or as otherwise permitted under the Treasury Regulations under Code § 401(a)(35).

10. Section 7.8, Alternate Payees and Beneficiaries, if hereby amended, effective for Plan Years after beginning after December 31, 2006, to read as follows:

Section 7.8 Alternate Payees and Beneficiaries. Solely for purposes of this Article VII, an Alternate Payee or a Beneficiary of a deceased Participant will be treated as a Participant.

11. Section, 9.5, Distribution Form, is hereby amended, effective May 1, 2010, to read as follows:

Section 9.5 Distribution Form.

(a) Normal Form. Distribution of each Participant’s Account shall be made in a lump sum of the Participant’s entire Account, unless the Participant elects a partial lump sum distribution, installments under Section 9.5(b) or another distribution option available under Appendix 14.3 as a result of a merged plan. A Participant who has a Severance from Employment may request a partial lump sum distribution of less than his or her entire Account balance. There is no minimum amount for a partial lump sum distribution and each partial lump sum distribution is subject to a service fee established by the Committee.

(b) Installment Options

(1) Prior to May 1, 2010. A Participant who has a Severance from Employment shall be eligible to receive all or a portion of his or her Account in the form of a monthly installment distribution only if (1) he or she has at the time monthly installment payments commence at least twenty-thousand dollars ($20,000) credited to his or her Account, excluding any amounts that are invested in a Self-Managed Account or the UPS Stock Fund and (2) has an account established at a financial institution that can accept wire transfers of monthly installment payments. A Participant shall select in accordance with procedures prescribed by the Committee or its designee the number of monthly installment payments that he or she wants to receive; provided, however, a Participant must select a minimum of twelve (12) monthly installment payments and each monthly installment payment must be at least fifty dollars ($50). Each monthly installment payment shall be equal to the balance credited to the Participant’s Account as of the last business day of the month prior to the date of payment divided by the number of then remaining installment payments. Only the spouse of a Participant may, as Beneficiary, elect to continue to receive monthly installment payments following the death of the Participant; any other Beneficiary shall receive the balance of the Participant’s Account in a lump sum payment in accordance with Section 9.6(d).

Notwithstanding any other provision, (i) if the amount of a monthly installment becomes less than fifty dollars ($50), installment payments will cease immediately and no further payments will be made from the Account until the Participant (or a deceased Participant’s spouse) requests a lump sum distribution and (ii) any balance remaining in a Participant’s Account upon his or her seventieth (70th) birthday shall be paid out in a cash lump sum in accordance with Section 9.3.

A Participant (or spouse of a deceased Participant) who begins receiving installment payments may elect to terminate such installments at any time, and make a new election of monthly installments at any time, provided the requirements of this Section 9.5(b) are independently satisfied with respect to each such new election.

Prior to January 1, 2007, monthly installment distributions were available if, in addition to (1) and (2) above, the Participant had a Severance from Employment on or after attaining age fifty-five (55) and completing at least ten (10) years of service (as described in Section 1.39), from his or her Employment Commencement Date or most recent Reemployment Commencement Date with such employer.

(2) On and after May 1, 2010. A Participant who has a Severance from Employment (whether prior to, on or after May 1, 2010) shall be eligible to receive all or if he or she elects a partial lump sum distribution, the remaining portion of his or her Account in a series of monthly installment payments only if he or she has an account at a financial institution that can accept monthly wire transfers. A Participant may select in accordance with procedures prescribed by the Committee or its designee either (i) the amount of each monthly installment payment or (ii) the number of monthly installment payments, that he or she would like to receive; provided, however, a Participant must select a minimum of twelve (12) monthly installment payments and the initial monthly installment payment must be at least fifty dollars ($50).

For a Participant whose monthly installment payments began prior to May 1, 2010, monthly installment payments will not cease if the installment payment becomes less than fifty dollars ($50) and a Participant may elect not to have his or her account paid out in a cash lump sum upon his or her seventieth (70th) birthday.

Monthly installment payments shall cease as soon as administratively possible following the death of the Participant, unless the surviving spouse who is the Beneficiary elects otherwise pursuant to Section 9.6(d).

A Participant, including a Participant who made an installment payment election prior to May 1, 2010, may elect to terminate his or her installment election at any time. Such Participant may elect another form of distribution under this Section 9.5 at any time, provided the requirements of this Section 9.5 are independently satisfied with respect to each such new election.

(3) Source of Installments. Notwithstanding anything contrary in this § 9.5, installment payments shall not be made from the Self-Managed Account or the UPS Stock Fund.

(c) Source of Distribution. Distributions shall be made in accordance with procedures established by the Committee and, unless otherwise requested by the Participant, shall be made first from that portion of his or her Account other than the Self-Managed Account or the UPS Stock Fund, second from the UPS Stock Fund and third from the Self-Managed Account.

12. Section 9.6(d), Payment to Beneficiary, is hereby amended, effective May 1, 2010, to read as follows:

(d) Payment to Beneficiary. Subject to 9.5(b), a Beneficiary’s interest in the Account of a deceased Participant will be paid to him or her in a single lump sum as soon as practicable after the Committee determines that the person has an interest in the Account. Distribution will be completed by December 31 of the calendar year containing the fifth anniversary of the date of the Participant’s death. Notwithstanding the forgoing, if a Participant had elected to receive monthly installment payments, his or her surviving spouse who is his or her Beneficiary may elect to continue monthly installment payments after the Participant’s death.

13. The first paragraph of Section 9.13(a), General, is hereby amended, effective July 30, 2007, to insert a sentence at the end of such paragraph to read as follows:

Additionally, the Roth Contribution Account shall be treated as a separate plan for purposes of determining whether a Participant has an Account balance greater than $200 under this Section 9.13.

14. Section 3.2 of Appendix 5.2, Maximum Benefits, is hereby amended, effective for years beginning after December 31, 2008, to insert a new paragraph at the end of such Section to read as follows:

Effective for years beginning after December 31, 2008, a Participant receiving a differential wage payment (as described in Code § 414(u)(12)) shall be treated as an employee of the Employer making the differential wage payment and, for purposes of this Appendix 5.2, the differential wage payment shall be treated as Compensation.

15. Appendix 4.1(a)(1)(E) is hereby amended, effective January 1, 2011 to read as attached.

IN WITNESS WHEREOF, the undersigned certify that United Parcel Service of America, Inc. based upon action taken by its Board of Directors and/or its Executive Committee has caused this Amendment Number Three to be adopted.

ATTEST:	UNITED PARCEL SERVICE OF AMERICA, INC.

/s/ Teri P. McClure	/s/ D. Scott Davis
Teri P. McClure	D. Scott Davis
Secretary Date: December 17, 2010	Chairman Date: December 17, 2010

UPS SAVINGS PLAN

APPENDIX 4.1(a)(1)(E)

SavingsPLUS Contribution Level

For each Participant with an Employment Commencement Date prior to January 1, 2008 and is not described below, 50% of his or her Pre-Tax Contributions that do not exceed 2% of his or her Eligible Compensation for such Plan Year, or

For each Participant with an Employment Commencement Date, Reemployment Commencement Date or is transferred from ineligible to Eligible Employee status, on or after January 1, 2008, 100% of his or her Pre-Tax Contributions that do not exceed 1% of his or her Eligible Compensation for such Plan Year;

UPS Ground Freight, Inc.